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INDIA NON JUDICIAL

Government of National Capital Territory of Delhi

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Certificate No.	:	IN-DL84613520084932R
Certificate Issued Date	:	08-May-2019 09:53 AM
Account Reference	:	IMPACC (IV)/ dl1005503/ DELHI/ DL-DLH
Unique Doc. Reference	:	SUBIN-DLDL100550374435409778444R
Purchased by	:	BHARTI INFRATEL LIMITED
Description of Document	:	Article 5 General Agreement
Property Description	:	Not Applicable
Consideration Price (Rs.)	:	0 (Zero)
First Party	:	BHARTI INFRATEL LIMITED
Second Party	:	Not Applicable
Stamp Duty Paid By	:	BHARTI INFRATEL LIMITED
Stamp Duty Amount(Rs.)	:	300 (Three Hundred only)

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This stamp paper forms an integral part of the extension letter dated October 24, 2019 executed inter alia between Bharti Infratel Limited, Bharti Airtel Limited and Indus Towers Limited.

This Letter Agreement (“Letter”) is entered into on this 24th day of October, 2019: BY AND BETWEEN: Bharti Infratel Limited, a company incorporated under the laws of India, having its registered office at 901, Park Centra Sector – 30, NH-8, Gurugram, Haryana - 122001, India (hereinafter referred to as “Infratel”, which expression shall, unless it be repugnant to the context or meaning thereof, be deemed to mean and include its successors and permitted assigns); Bharti Airtel Limited, a company incorporated under the laws of India, having its registered office at Bharti Crescent, 1 Nelson Mandela Road, Vasant Kunj, New Delhi – 110070, India (hereinafter referred to as “Airtel”, which expression shall, unless it be repugnant to the context or meaning thereof, be deemed to mean and include its successors and permitted assigns); Nettle Infrastructure Investments Limited, a company incorporated under the laws of India, having its registered office at 3rd Floor, Worldmark 2 Asset 8, Aerocity, NH-8, New Delhi – 110 037, Delhi, India (hereinafter referred to as “Nettle”, which expression shall, unless it be repugnant to the context or meaning thereof, be deemed to mean and include its successors and permitted assigns); Indus Towers Limited, a company incorporated under the laws of India, having its registered office at Building No. 10, Tower-A, 4th Floor, DLF Cyber City Gurugram, Haryana-122002 (hereinafter referred to as “Indus”, which expression shall, unless it be repugnant to the context or meaning thereof, be deemed to mean and include its successors and permitted assigns); The entities listed in Annexure A hereto (hereinafter referred to as “Vodafone”, which expression shall, unless it be repugnant to the context or meaning thereof, be deemed to mean and include their successors and permitted assigns); Vodafone International Holdings B.V., a company incorporated in the Netherlands, and having its registered office at Rivium Quadrant 173, 2909 LC Capelle aan den IJssel, the Netherlands (“Vodafone Confirming Party”); and Vodafone Idea Limited, a company incorporated under the laws of India, having its registered office at Suman Tower, Plot No.18, Sector-11, Gandhinagar Gujarat 382011 (hereinafter referred to as “VIL”, which expression shall, unless it be repugnant to the context or meaning thereof, be deemed to mean and include its successors and permitted assigns). Infratel, Airtel, Nettle, Indus, Vodafone and VIL are hereinafter also referred to individually as “Party” and, collectively, as “Parties”. WHEREAS: A. The Parties and the Vodafone Confirming Party executed the Implementation Agreement dated April 25, 2018 (“Implementation Agreement”) to give effect to a scheme of amalgamation between Infratel and Indus. Capitalised words and expressions used but not defined herein shall have the same meaning as assigned to them under the Implementation Agreement. B. In terms of the Implementation Agreement, several actions were to be completed by the Long Stop Date for the Transaction to become effective, which included but was not limited to seeking requisite approvals from various Governmental Authorities. Until date since all approvals have not been received, the Parties are of the view that the completion of the Transaction is therefore not possible prior to the Long Stop Date. 1

C. The Parties are now agreeing to extend the Long Stop Date, subject expressly to the terms set out in this Letter. Now therefore the Parties hereby agree as follows: 1. The Parties hereby extend the Long Stop Date under the Implementation Agreement and the Merger Scheme to December 24, 2019 (“Extended Longstop Date”) on the condition that the Parties shall mutually agree to: (i) execute appropriate amendments to the Implementation Agreement modifying the valuation terms for the Transaction and the pre-closing adjustments to be undertaken prior to giving effect to the Transaction; and (ii) enter into an appropriate arrangement to secure the payment obligations of VIL to the Merged Entity under the various master service agreements entered into by VIL with Infratel and Indus (which would vest with the Merged Entity upon completion of the Transaction) and entering into binding agreements to give effect to such security arrangements, in each case based on the terms set out in Annexure B (the amendments under (i) above and the binding agreements under (ii) above referred to as “Definitive Documents”). Infratel and Indus shall undertake necessary actions to make corresponding amendment to the definition of Long Stop Date in the Merger Scheme. 2. It is agreed that if the Parties are unable to agree and execute the Definitive Documents or if all conditions to the Transaction as set out in the Implementation Agreement are not completed, in each case, on or prior to the Extended Longstop Date, then: (a) Closing shall not occur; and (b) the Implementation Agreement shall stand terminated as of October 24, 2019 on the terms set out therein. Any Party shall thereafter, at its sole discretion, be at liberty to withdraw the Merger Scheme. 3. This Letter may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument, but shall not be effective until each Party has executed at least one counterpart. Further, the delivery of a PDF format copy of an executed signature page shall have the same force and effect as the delivery of an originally executed signature page. 4. This Letter shall be effective from October 24, 2019. 5. The provisions of Clauses 14 (Confidentiality), 15 (Announcements), 16.9 (Arbitration) and 16.17 (Governing Law) of the Implementation Agreement shall apply mutatis mutandis to this Letter. [Remainder of this page has been intentionally left blank] 2

In witness whereof, this Letter Agreement has been entered into on the date and year first above written. For and on behalf of Bharti Infratel Limited Title: Cot.APau.a.r Limited For and on behalf of Bharti Airtel Name: Title: Investments Limited For and on behalf of Nettle Infrastructure Name: Title: [Signature Page to the Letter Agreement]

In witness whereof, this Letter Agreement has been entered into on the date and year first above written. For and on behalf ofBharti Infratel Limited Name: Title: For and on behalf of Bharti Airtel Limited Name: Title: For and on behalf of Nettle Infrastructure Investments Limited Name: Title: (Signature Page to the Letter Agreement]

In witness whereof, this Letter Agreement has been entered into on the date and year first above written. For and on behalf ofBharti Infratel Limited Name: Title: For and on behalf of Bharti Airtel Limited Name: Title: For and on behalf of Nettle Infrastructure Investments Limited Name: Title: [Signature Page to the Letter Agreement]

For and on behalf of Al-Amin Investments Limited For and on behalf of Asian Telecommunication Investments (Mauritius) Limited v ctL-1 V\ --'<l-e_ f' k ::-:N.:::::e :.'.:rt:?-=:;=q=_{=CU.5-----n b t rec +=v For and on behalf of Euro Pacific Securities Ltd A uq .-, V\; e ker-k [Signature Page to the Letter Agreement]

For and on behalf ofVodafone Telecommunications (India) Limited For and on behalf ofMobilvest For and on behalf of Prime Metals Ltd For and on behalf of Trans Crystal Ltd [Signature Page to the Letter Agreemen

DocuSign Envelope ID: C62C0061-F541-48B6-876C-B004A49A591C For and on behalf of Omega Telecom Holdings Private Limited Name: Title: Priyanka Sinha Authorised Signatory For and on behalf of Telecom Investments India Private Limited Name: Priyanka Sinha Title: Authorised Signatory For and on behalf of Jaykay Finholding (India) Private Limited Name: Priyanka Sinha Title: Authorised Signatory For and on behalf of Usha Martin Telematics Limited Name: Title: Priyanka Sinha Authorised Signatory [Signature Page to the Letter Agreement]

For and on behalf of
Vodafone Idea Limited

Name: PANKAJ KAPDEO
Title: COMPANY SECRETARY

[*Signature Page to the Letter Agreement*]

For and on behalf of Indus Towers Limited ) [Signature Page to the Letter Agreement]

For and on behalfofVodafone International Holdings B.V. Name: n .RuCk£ s Title: Irc-£.c [Signatu/9 Page to the Letter Agreement]

Annexure A Vodafone (a) Al-Amin Investments Limited, a company incorporated in Mauritius, and having its registered office at Fifth Floor, Ebene Esplanade, 24 Cybercity, Mauritius (b) Asian Telecommunication Investments (Mauritius) Limited, a company incorporated in Mauritius, and having its registered office at Fifth Floor, Ebene Esplanade, 24 Cybercity, Mauritius (c) CCII (Mauritius), Inc., a company incorporated in Mauritius, and having its registered office at Fifth Floor, Ebene Esplanade, 24 Cybercity, Mauritius (d) Euro Pacific Securities Ltd, a company incorporated in Mauritius, and having its registered office at Fifth Floor, Ebene Esplanade, 24 Cybercity, Mauritius (e) Vodafone Telecommunications (India) Limited, a company incorporated in Mauritius, and having its registered office at Fifth Floor, Ebene Esplanade, 24 Cybercity, Mauritius (f) Mobilvest, a company incorporated in Mauritius, and having its registered office at Fifth Floor, Ebene Esplanade, 24 Cybercity, Mauritius (g) Prime Metals Ltd, a company incorporated in Mauritius, and having its registered office at Fifth Floor, Ebene Esplanade, 24 Cybercity, Mauritius (h) Trans Crystal Ltd, a company incorporated in Mauritius, and having its registered office at Fifth Floor, Ebene Esplanade, 24 Cybercity, Mauritius (i) Omega Telecom Holdings Private Limited, a company incorporated in India under the Companies Act, 1956, and having its registered office at 201-206, Shiv Smriti Chambers, 2nd Floor, 49/A Dr. Annie Besant Road, Worli Naka, Mumbai – 400 018, Maharashtra, India (j) Telecom Investments India Private Limited, a company incorporated in India under the Companies Act, 1956, and having its registered office at 201-206, Shiv Smriti Chambers, 2nd Floor, 49/A Dr. Annie Besant Road, Worli Naka, Mumbai – 400 018, Maharashtra, India (k) Jaykay Finholding (India) Private Limited, a company incorporated in India under the Companies Act, 1956, and having its registered office at 201-206, Shiv Smriti Chambers, 2nd Floor, 49/A Dr. Annie Besant Road, Worli Naka, Mumbai – 400 018, Maharashtra, India (l) Usha Martin Telematics Limited, a company incorporated in India under the Companies Act, 1956, and having its registered office at E-47, Bankra Super Market, Bankra, Howrah – 711 403, West Bengal, India 10

Annexure B Closing Adjustments VIL PREPAYMENT VIL will make a prepayment to Enlarged Indus of an amount equal to INR 2,400 Cr from the proceeds received from the cash sale of VIL’s 11.15% shareholding in Indus in relation to its payment obligations under the Master Services Agreements (“MSAs”). The payments under the MSAs for the payments due post closing will be reduced by 100%(the “Discount”), unless a moratorium on VIL’s DOT spectrum payments is granted, in which case the discount will be 50%, until such time that the aggregate Discount equals INR 2,400 Cr. Additionally, all undisputed payments outstanding by Bharti Airtel and VIL to the Enlarged Indus as of the closing date should be paid on the closing date. VODAFONE AND ABG SECURITY Security Package: Share Pledge and the Corporate Guarantee as described below. Description: Subject to the secondary pledge creation below, the Security Package will come into effect when Vodafone has sold an amount of shares in Enlarged Indus equal to or greater than the value of the outstanding loan amount including principal + outstanding interest (the “Loan Amount), allowing the pledge to Vodafone’s lenders to be released at the point of completion of such sale (the “Security Effective Date”). The purpose of the Security Package is to guarantee VIL’s payment obligations (both past and future) under the MSAs (including Energy). Such payments being made after the date of creation of corporate guarantee. Corporate Guarantee Amount: The Corporate Guarantee will be for an amount equal to any cash proceeds realised from the sale of shares in Enlarged Indus after the Loan Amount has been repaid, up to a maximum guarantee amount of INR 8,250 Cr (“Maximum Guarantee Amount”). The Corporate Guarantee Amount shall be reduced by 50% of VIL’s payments made under the MSAs (including Energy). The Maximum Guarantee Amount will be reduced by: i) 50% of VIL’s payments (including Energy) made under the MSAs falling due after the Security Effective Date Payments made under the Corporate Guarantee Proceeds received pursuant to enforcement of the Share Pledge (see below), provided that any such sale must be done to unrelated 3rd parties with a view to maximise proceeds and in any event the amount deducted from Maximum Guarantee Amount shall be no less than the prevailing market price of the shares less a 5% discount ii) iii) Share Pledge: After Vodafone has sold enough shares to repay the Loan Amount and the pledge to Vodafone lenders has been released, any remaining shares it holds shall be pledged to Enlarged Indus until the Maximum Guarantee Amount is reduced, as above, to Zero. Vodafone will be free to sell the pledged shares, free from encumbrance, in accordance with the shareholders’ agreement, provided the proceeds of such sale shall result in an equivalent value of Corporate Guarantee becoming available as described above. If the Loan Amount has not been repaid within 12 months of D2 closing, Vodafone will create a secondary pledge on the shares in favour of Enlarged Indus that will become effective 12 months after D2 closing. 11

 Vodafone to start a process for the sale of its shareholding in Enlarged Indus within 3 months of D2 closing. For such purposes, the Board of Enlarged Indus will commit to use commercially reasonable endeavours to assist Vodafone with the sale process (e.g. passing of appropriate resolutions to assist and support a sale, preparation of a business plan, marketing materials for the sale process, host management meetings with potential purchasers and grant the due diligence access including Q&A). Bharti will provide all such assistance as may be required in order for Vodafone to run a value maximising sale process. If Vodafone has been unable to enter into definitive agreements to sell a sufficient number of shares to repay the Loan Amount and release the pledge within 18 months of D2 closing and thereafter complete such sale within a reasonable time, it will grant Bharti a drag along right for such number of shares whose sale proceeds will enable the repayment of the Loan Amount. Any such drag can only be done through a sale by Bharti to a non-related 3rd party on arm’s length terms, and the minimum price paid for Vodafone’s shares will be at the market price with upto 5% discount. The drag will also be subject to consent from Vodafone’s lenders.  Default: In the event of default of VIL’s payment obligations under the MSAs (including Energy), and after the dispute resolution process under the MSAs has been followed, Enlarged Indus will be able to claim under the Security Package (including enforcement of pledge and/or claim under the corporate guarantee) for the default amount subject to the Maximum Guarantee Amount as at the time of the claim. The Corporate Guarantee will be provided by Vodafone Group Plc. The Corporate Guarantee can be replaced by a bank guarantee or cash collateral provided by VIL. Definitive Agreements in relation to the above Security Package to be executed and implemented prior to D2 closing. VALUATION TERMS The shareholding merger ratio will be determined based on a set of adjustments that capture, a revised VWAP based on 30 day average to 18 October 2019 (INR 254p), the roll-forward of EBITDA to H1FY20 (annualised) and net debt as at 30 September 2019 (adjusted for site exit revenue amounts payable for the outstanding instalments and receivables, from Airtel and VIL, >180 days overdue being provided for, in line with JV partner provisioning policy). Subject to review and numbers. verification of all The VIL cash election is based on a 60 day VWAP and the other terms set out above. 12